EXHIBIT 10.48

(408) 556-5876	October 18, 2000

Lee McGrath
Chief Financial Officer
Versant Corporation
6539 Dumbarton Circle
Fremont, CA 94555

Re:	Revolving Loan and Security Agreement dated as of May 15, 1997, as modified from time to time in writing (the "Agreement"), between Versant Corporation ("Borrower") and Comerica Bank - California ("Bank").

Dear Lee,

We have learned of the following breach of the Agreement for the quarter ending September 30, 2000 based upon telephone communications with Borrower and subsequent company prepared financial statements.

Section 6.17 (f) Net Cash provided by Operating Activities, as defined in FASB 95 and 102, equal to or greater than $1,000,000 per quarter for the quarter ending September 30, 2000.

Bank has agreed to waive the breach described above for the period ending September 30, 2000.  Except as specifically set forth in this letter, all other terms and conditions of the Agreement shall remain in full force and effect.  This waiver is not a waiver of any other, or future breach, or any other term or conditions of the Agreement.

Sincerely,
Comerica Bank - California

Peter Palsson, VP
High Technology Banking Group